Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Receipt of Deficiency Letter from Nasdaq

SAN DIEGO – May 28, 2021 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a biopharmaceutical company developing and commercializing specialty products for respiratory disease, allergy and opioid overdose (the “Company”), today announced that, as expected, on May 25, 2021, it received a standard notification letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“NASDAQ”) notifying the Company that, because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Filing” or the “Form 10-Q”), the Company is no longer in compliance with NASDAQ Marketplace Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”).

The Notice also indicated that the Company has 60 calendar days to submit a plan to regain compliance and, if NASDAQ accepts the plan, NASDAQ can grant an exception of up to 180 calendar days from the Filing’s due date to regain compliance. The Company may regain compliance at any time during this 180-day period upon filing with the SEC its Form 10-Q, as well as all subsequent required periodic financial reports that are due within that period. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel. The Notice was issued in accordance with standard NASDAQ procedures and has no immediate effect on the listing of the Company’s common stock on the NASDAQ Capital Market.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose, is currently under FDA review. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma, and COPD. The company’s subsidiary, USC, compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

Adamis Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to the expected timing for the filing of the Form 10-Q and our ability to regain compliance with the NASDAQ continued listing standards. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including those related to our ability to file the Form 10-Q before the time period specified in the Notice and our ability to regain compliance with the NASDAQ continued listing standards.  These factors, together with those that are described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020, and our subsequent filings with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

Westwicke ICR

619.228.5886

robert.uhl@westwicke.com